April 17, 1997

BankUnited Financial Corporation
BankUnited Capital
255 Alhambra Circle
Coral Gables, FL  33134

Ladies and Gentlemen:

         We are acting as special tax counsel to BankUnited Financial Corporation (the "Company") and BankUnited Capital (the "Issuer") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Issuer with the Securities and Exchange Commission (Registration No. 333-24025) for the purpose of registering under the Securities Act of 1933 (the "Act") the Issuer's Trust Preferred Securities, Series B, the Company's Junior Subordinated Deferrable Interest Debentures, and the Company's Guarantee with respect to the Trust Preferred Securities, Series B.

         We are of the opinion that the statements under the caption "Certain Federal Income Tax Consequences" in the Prospectus included in the Registration Statement, insofar as such statements constitute summaries of federal income tax law, fairly summarize the matters referred to therein.

         We hereby consent to the use of our name under the captions "Certain Federal Income Tax Consequences" and "Validity of the New Securities" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act, as amended.


                                       Very truly yours,


                                       /s/ KRONISH, LIEB, WEINER & HELLMAN LLP
                                       ---------------------------------------
                                       Kronish, Lieb, Weiner & Hellman LLP